Exhibit 10.52

Dated 4 October 2016

JELCO DELTA HOLDING CORP.

as Lender

and

SEANERGY MARITIME HOLDINGS CORP.

as Borrower

for financing part of the acquisition cost for

m.v. “E.R. BAVARIA” and m.v. “E.R. BAYERN”

________________________________________

LOAN AGREEMENT

 For a loan facility of US$4,150,000

________________________________________

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THIS LOAN AGREEMENT (the “Loan Agreement”), dated as of October 4, 2016, is made by and among Jelco Delta Holding Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Lender”) and Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”).

WHEREAS, the Company has entered into (i) a Memorandum of Agreement dated 26 September 2016 between the Company for a company to be nominated as buyers, and E.S.V.M. Schiffahrt GmbH & Co. KG, as sellers (the “Bavaria Seller”) for the purchase of the motor vessel named “E.R. BAVARIA” (“Ship A”) (together with all amendments or addenda thereto referred to as the “Bavaria MOA”), (ii) a Memorandum of Agreement dated 26 September 2016 between the Company for a company to be nominated as buyer and E.A.D.M. Schiffahrt GmbH & Co. KG, as sellers (the “Bayern Seller”) for the purchase of the motor vessel named “E.R. BAYERN” (“Ship B”) (together with all amendments or addenda thereto referred to as the “Bayern MOA”), (iii) an escrow account agreement entered into between, inter alios, the Bavaria Seller and the Company in relation to payment of the deposit in the amount of US$2,075,000 for Ship A as provided in the Bavaria MOA (“Deposit A”) and (iv) an escrow account agreement entered into between, inter alios, the Bayern Seller and the Company in relation to payment of the deposit in the amount of US$2,075,000 for Ship B as provided in the Bayern MOA (“Deposit B”).

WHEREAS, the Company has the right under the Bavaria MOA and the Bayern MOA to nominate another entity as the final buyer under each of the Bavaria MOA and the Bayern MOA respectively and the Company shall nominate Lord Ocean Navigation Co., of Liberia as the final buyers of Ship A (the “Ship A Buyer”) and Knight Ocean Navigation Co., of Liberia as the final buyer of Ship B (the “Ship B Buyer”).

WHEREAS, the Company is the registered, legal and beneficial owner of Emperor Holding Ltd., of the Marshall Islands (the “Holding Co.”) and the Holding Co. is the registered, legal and beneficial owner of each of the Ship A Buyer and the Ship B Buyer.

WHEREAS, the Company desires to borrow up to an aggregate principal amount of US$4,150,000 from the Lender for financing the payment of Deposit A and Deposit B in accordance with the terms and conditions of this Loan Agreement.

WHEREAS, the Lender, which is holding 76,9% of the total issued share capital of the Company, is willing to make available the loan to the Company in accordance with the terms and conditions of this Loan Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose

This Loan Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Company a loan of United States Dollars four million one hundred fifty thousand (US$4,150,000) to be used for the purpose of financing Deposit A and Deposit B.

1.2	Definitions

In this Loan Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause and:

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“Banking Day” means any day on which banks and foreign exchange markets in New York, London and Athens and in each country or place in or at which any act is required to be done under this Loan Agreement, are open for the transaction of business of the nature contemplated in this Loan Agreement;

“Borrower” means the Company as specified at the beginning of this Loan Agreement;

“Deposits” means Deposit A and Deposit B.

“Dollar” and “US$” mean the lawful currency of the United States of America.

“Drawdown Date” means the Banking Day, not earlier than the date of this Loan Agreement upon which the Borrower has requested that the Loan be made available or (as the context requires) the date on which the Loan is actually made by the Lender to the Borrower hereunder;

“Event of Default” means any of the events or circumstances described in Clause 8;

“Final Buyer” means each of Ship A Buyer and Ship B Buyer and, in the plural, means both of them.

“Final Repayment Date” means the date falling on the date either the Bavaria Seller or the Bayern Seller provides the Company with fifteen (15) days’ notice of the date it intends to tender Notice of Readiness for delivery of either the Ship A or the Ship B, whichever is earlier.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 3.

"Interest Period" means each period for the payment of interest pursuant to Clause 3.

“Interest Rate” means the rate of interest payable in respect of the Loan ascertained in accordance with the provisions of Clause 3.

“MOA” means each of the Bavaria MOA and the Bayern MOA and, in the plural, means both of them.

“Security Period” means the period commencing on the date of this Loan Agreement and ending on the date on which the Lender notifies the Borrower that:

(A)	all amounts which have become due for payment by the Borrower under this Loan Agreement have been paid; and

(B)	no amount is owing or has accrued (without yet having become due for payment) under this Loan Agreement or the Share Pledge.

“Shares” means all the issued and outstanding share capital of the Holding Co.

“Shares Pledge” means, in relation to the Holding Co., a deed creating security over the Shares in such form as the Lender may require.

“Ship” means each of Ship A and Ship B and, in the plural, means both of them.

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2.	THE LOAN

Commitment to Lend:

Subject to the terms of this Loan Agreement it is hereby agreed and undertaken by the Lender to lend to the Borrower a sum of United States Dollars four million one hundred fifty thousand (US$4,150,000) (the “Loan”).

Subject to the receipt by the Lender of a Drawdown Notice in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) one (1) business day prior to the Drawdown Date and execution by the Borrower of the Shares Pledge, the Loan shall be made available to the Borrower in accordance with and on the terms and conditions of this Agreement.

3.	INTEREST

(a)	Interest Periods The period during which the Loan shall be outstanding under this Loan Agreement shall be divided into consecutive Interest Periods of three months’ duration.

(b)	Beginning and end of Interest Periods Each Interest Period shall start on the Drawdown Date and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Banking Day in that month.

(c)	Non-Banking Days If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

(e)	Interest rate During each Interest Period interest shall accrue on the Loan at the rate equal to the sum of (a) 5% per annum and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two (2) Banking days prior to the first day of each Interest Period.

(f)	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Lender on the last day of each Interest Period.

(g)	Default interest In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Loan Agreement and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment at the per annum rate which is the aggregate of: (a) two point fifty per cent (2.50%); and (b) the Interest Rate.

4.	REPAYMENT

The Borrower shall repay the Loan together with accrued interest thereon on the Final Repayment Date. The Borrower shall effect repayment forthwith but in any case no later than two (2) Banking Days from the Final Repayment Date at the Borrower’s option either (i) in cash or (ii) by way of transfer to the Lender all the Shares by signing and delivering to the Lender a stock transfer form in the form set out in Schedule 2.

5.	VOLUNTARY PREPAYMENT

The Loan together with accrued interest thereon may be prepaid in whole provided that the Lender has received from the Borrower at least 2 Banking Days’ prior written notice. The Borrower shall effect prepayment at the Borrower’s option either (i) in cash or (ii) by way of transfer to the Lender all the Shares by signing and delivering to the Lender a stock transfer form in the form set out in Schedule 2.

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6.            REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants (and each representation and warranty is deemed repeated at the Drawdown Date) that:

(a) Organization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary.

(b) Enforceability. This Loan Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(c) No Conflict. Neither the execution or delivery of this Loan Agreement by the Borrower, the consummation by the Borrower of the Loan, nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower’s organizational documents, (iii) conflict with or result in a breach or default which is material in the context of this Loan Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.

7.            COVENANTS & UNDERTAKINGS OF THE BORROWER

The Borrower undertakes with the Lender that, from the date of this Loan Agreement and so long as any moneys are owing under this Loan Agreement and under the Shares Pledge, to comply with the following provisions, except as the Lender may otherwise permit in writing:

(a)	The Borrower shall simultaneously with the execution of this Loan Agreement execute in favour of the Lender the Shares Pledge in respect of the Holding Co.

(b)	The Borrower undertakes to nominate each of the Ship A Buyer and the Ship B Buyer as the final buyers under each of the Bavaria MOA and the Bayern MOA respectively and to use all reasonable efforts to sign with Bavaria Seller and the Bayern Sellers an addendum to each of the MOAs with respect to the nomination of the Ship A Buyer and the Ship B Buyer respectively and to provide the Lender forthwith upon receipt with copies thereof. The Borrower further undertakes to keep the Lender informed at all times of the expected date of delivery and the notices of the Bavaria Sellers and the Bayern Sellers to the Borrower and to provide the Lender forthwith upon receipt with copies of all such notices.

(c)	The Borrower undertakes that it shall procure that no substantial change is made to the corporate structure of the Ship A Buyer or the Ship B Buyer or the Holding Co. from that carried on at the date of this Loan Agreement.

(d)	The Borrower undertakes that it shall procure that no substantial change is made to the general nature of the business of the Ship A Buyer or the Ship B Buyer or Holding Co. from that carried on at the date of this Loan Agreement.

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(e)	The Borrower undertakes that it shall not transfer, lease or otherwise dispose of and shall procure that the Holding Co. and each of the Ship A Buyer and the Ship B Buyer shall not transfer, lease or otherwise dispose of all or a substantial part of its assets (including without limitation all issued shares and all other shares in the Holding Co. in the case of the Borrower, all issued shares and all other shares in each of the Ship A Buyer and the Ship B Buyer in the case of the Holding Co., the Bavaria MOA in the case of Ship A Buyer and the Bayern MOA in the case of Ship B Buyer), whether by one transaction or a number of transactions, whether related or not.

(f)	The Borrower shall not and it shall procure that the Ship A Buyer and the Ship B Buyers shall not, whether by a document, by conduct, by acquiescence or in any other way (except as the Lender may otherwise permit in writing):

(i)              agree to a material change in any of the terms in the MOAs;

(ii)            release, waive, suspend or subordinate or permit to be lost or impaired any interest or right forming part of or relating to any MOA;

(iii)           waive any person's breach of any of the MOAs;

(iv)          rescind or terminate any of the MOAs or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under any of the MOAs.

8.             EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 8 is an Event of Default.

(a)           Non-payment The Borrower does not pay on the due date any amount payable by it under this Agreement at the place and in the currency in which it is expressed to be payable.

(b)           Misrepresentation Any representation, warranty or statement made or deemed to be repeated by the Borrower is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

(c)            Breach of Covenants or Undertakings The Borrower is in breach of any convents or fails to perform any of the undertaking contained in Clause 7.

(d)           Security The Shares Pledge becomes unenforceable.

(e)           Insolvency The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any indebtedness.

(f)            Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(i)            the suspension of payments, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)            a composition, compromise, assignment with any creditor of the Borrower;

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(iii)            the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or any of its assets; or any analogous procedure or step is taken in any jurisdiction.

(g)           Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of this Loan Agreement by the Borrower impossible, unlawful or unenforceable by the Lender.

(h)           Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the term of this Agreement becomes, necessary to enable the Borrower to comply with any of its obligations under this Agreement is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

(i)            Material adverse change Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower.

(j)            Acceleration If an Event of Default is continuing the Lender may by notice to the Borrower:

(i)            declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(ii)            declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

9.            NOTICES

All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Borrower:

c/o 16 Grigoriou Lambraki Street

16674 Glyfada

Athens, Greece

Attention: Chief Executive Officer

Facsimile: +30 210 9638404

If to the Lender:

c/o Western Isles

Jardine House

P.O. Box HM 1431

Hamilton HM FX

Bermuda

Attention: Alastair Macdonald

Facsimile: +1441 (296) 0329

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Clause.

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10.          AMENDMENTS AND WAIVERS

This Loan Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

11.	PROCESS AGENT

The Borrower irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

Meaning of “proceedings” and “Dispute”

In this Clause 11, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

12.	GOVERNING LAW & JURISDICTION

This Loan Agreement (and any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) shall be governed by and construed in accordance with English Law. The parties to this Loan Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) and that any proceedings may be brought in those courts.

13.            MISCELLANEOUS

a.	The headings of the clauses of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

b.	If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect.

c.	This Loan Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine or by email with the original executed engrossment to be forthwith put in the mail.

d.	A person who is not a party to this Loan Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

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IN WITNESS whereof the parties hereto, intending to be legally bound, have caused this Loan Agreement to be duly executed as of the date first above written.

THE LENDER

SIGNED by	)
Karen Campbell, Director	)	/s/ Karen Campbell
for and on behalf of	)
JELCO DELTA HOLDING CORP.	)
in the presence of:	)

/s/ Pierre Edwards

Pierre Edwards

THE BORROWER

SIGNED by	)
Stamatios Tsantanis, Director and CEO	)	/s/ Stamatios Tsantanis
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:	)

/s/ Theodora Mitropetrou

Theodora Mitropetrou

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SCHEDULE 1

FORM OF DRAWDOWN NOTICE

To: Jelco Delta Holding Corp.

(the “Lender”)

[●], 2016

Re: US$[●] Loan Agreement dated [●] 2016 made between (A) Jelco Delta Holding Corp. (the “Lender”) and (B) Seanergy Maritime Holdings Corp. (the “Borrower”)

We refer to the Loan and hereby give you notice that we wish to draw the Loan in the amount of $([●]) (Dollars [●]) on [●]. The funds should be credited to [●][●] [name and number of account] held in [●] [name of bank].

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

THE BORROWER,

SEANERGY MARITIME HOLDINGS CORP.

By:

Name:

Title:

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SCHEDULE 2

FORM OF STOCK TRANSFER FORM

SEANERGY MARITIME HOLDINGS CORP. of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, in consideration of the sum of One United States Dollar (US$1) paid to me by JELCO DELTA HOLDING CORP., of the Republic of the Marshall Islands (hereinafter called the "Transferee") does hereby transfer to the Transferee five hundred (500) shares (represented by Share Certificate number 1) in EMPEROR HOLDING LTD.

IN WITNESS whereof SEANERGY MARITIME HOLDINGS CORP. has caused this Instrument of Transfer to be duly executed on [●].

SIGNED by	)
[●]	)
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of:	)

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